EXHIBIT 23.7

[LETTERHEAD OF EVERCORE GROUP L.L.C.]

The Board of Directors

Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, Texas 76131-2830

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 2, 2009, to the Board of Directors of Burlington Northern Santa Fe Corporation as Annex D to, and reference thereto under the captions “Summary — Opinions of BNSF’s Financial Advisors” and “The Merger — Opinions of BNSF’s Financial Advisors — Opinion of Evercore” in, the proxy statement/prospectus relating to the proposed merger involving Burlington Northern Santa Fe Corporation and Berkshire Hathaway Inc. (“Berkshire”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Berkshire. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ George R. Ackert

Evercore Group L.L.C.

December 23, 2009